                                                                      EXHIBIT A1

                           KAISER ALUMINUM CORPORATION
                     KAISER ALUMINUM & CHEMICAL CORPORATION

              OFFER TO PURCHASE OUTSTANDING OPTIONS IN EXCHANGE FOR SHARES OF KAISER ALUMINUM CORPORATION COMMON STOCK, PAR VALUE $.01

                                   ----------

 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., HOUSTON TIME, ON THURSDAY,
                  MAY 24, 2001, UNLESS THE OFFER IS EXTENDED.

                                   ----------

     Kaiser Aluminum Corporation, a Delaware corporation ("Kaiser"), and Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KACC") (which is a wholly-owned subsidiary of Kaiser), hereby offer to purchase all outstanding options to purchase shares of Kaiser common stock, $.01 par value per share, that were issued to Kaiser's and KACC's current employees and current directors (the "options") under the Kaiser 1993 Omnibus Stock Incentive Plan (the "1993 Plan") or the Kaiser 1997 Omnibus Stock Incentive Plan (the "1997 Plan") (collectively, the 1993 Plan and the 1997 Plan are referred to as the "plans"). Kaiser and KACC believe that the outstanding options are not achieving their performance incentive purpose, and wish to provide an alternate performance incentive for their current employees and directors.

     The purchase price of each option tendered will be paid in Kaiser common stock, which will be issued as "restricted stock" under the terms of the 1997 Plan. As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock agreement between each tendering optionholder and us. The number of shares of restricted stock that each optionholder may receive has been calculated as described below, and the shares of restricted stock will be issued pursuant to the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this amount payable to optionholders as the "purchase price." See Section 5. We refer to this "offer to purchase" and the related letter of transmittal, together with any amendments or supplements, as the "offer." References in this offer to purchase to us, we, or our shall refer to Kaiser and KACC, collectively.

     All options properly tendered and not thereafter validly withdrawn prior to the expiration date of the offer will be purchased at the applicable purchase price, subject to the terms and conditions of the offer. You may tender all, one-half, or none of the options that are outstanding for each of your option grants. You are not required to tender any of your options. If you do not desire to tender any of your options, you are not required to take any action pursuant to this offer. For the purposes of this offer, an "option grant" means any option grant listed in Schedule A hereto.

     The restricted stock issued in exchange for tendered options will be issued under the 1997 Plan. Regardless of the current vesting schedule of your options, the restricted stock you receive for tendered options will vest in three equal annual installments, on March 5, 2002, March 5, 2003 and March 5, 2004, assuming you meet the requirements for vesting specified in the restricted stock agreement, a form of which is attached as Exhibit D3 hereto. As a result, if you elect to tender all or a portion of your options, you will receive restricted stock with a new vesting schedule in exchange for options that may have already vested. See Section 8.

     NEITHER WE NOR OUR BOARDS OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS. YOU SHOULD READ THE ANNUAL REPORTS ON FORM 10-K OF KAISER AND KACC FOR THE YEAR ENDED DECEMBER 31, 2000, IN CONNECTION WITH MAKING YOUR DECISION WHETHER TO TENDER OPTIONS. See
Section 2.

     Shares of Kaiser common stock are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "KLU." As of April 20, 2001, the closing price of Kaiser common stock, as reported on the NYSE, was $3.35 per share. We urge you to obtain current market quotations for the Kaiser common stock. See
Section 7.

     You should direct questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal to John Barneson, Vice President and Chief Administrative Officer, Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation, 5847 San Felipe, Suite 2600, Houston, Texas, 77057 (telephone: (713) 267-3777).

                                 April 26, 2001

                              IMPORTANT INFORMATION

     Any optionholder desiring to tender all or one-half of any of his or her option grants for purchase should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, and mail or otherwise deliver it and any other required documents, including the option agreement(s) evidencing your options, to us at our address set forth on the back cover of this offer to purchase. If you do not desire to tender any of your options, you are not required to take any action pursuant to this offer.

     This offer is not being made to, nor will any tender of options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make this offer to optionholders in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

SECTION                                                                                                    PAGE
-------                                                                                                    ----

SUMMARY TERM SHEET...........................................................................................1
FORWARD-LOOKING STATEMENTS...................................................................................5
INTRODUCTION.................................................................................................5
THE OFFER....................................................................................................6
   1.    NUMBER OF OPTIONS; EXPIRATION DATE..................................................................6
   2.    PURPOSE OF THE OFFER................................................................................6
   3.    PROCEDURES FOR TENDERING OPTIONS....................................................................7
   4.    WITHDRAWAL RIGHTS...................................................................................7
   5.    ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF PURCHASE PRICE....................................8
   6.    CERTAIN CONDITIONS OF THE OFFER.....................................................................8
   7.    PRICE RANGE OF THE COMMON STOCK....................................................................10
   8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AWARD................................10
   9.    CERTAIN INFORMATION ABOUT US.......................................................................12
   10.   INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING
         THE OPTIONS........................................................................................16
   11.   STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER......................................................18
   12.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS........................................................19
   13.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................................................19
   14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.........................................................19
   15.   FEES AND EXPENSES..................................................................................20
   16.   ADDITIONAL INFORMATION.............................................................................20
   17.   MISCELLANEOUS......................................................................................21

SCHEDULE A            FORM OF SCHEDULE OF OPTION GRANTS AND RESTRICTED STOCK
                      INFORMATION..........................................................................A-1

SCHEDULE B            INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF KAISER ALUMINUM CORPORATION, KAISER
                      ALUMINUM & CHEMICAL CORPORATION, MAXXAM INC. AND
                      MAXXAM GROUP HOLDINGS INC............................................................B-1

SCHEDULE C            NAMES AND ADDRESSES OF PRINCIPAL SUBSIDIARIES OF
                      MAXXAM INC., KAISER ALUMINUM CORPORATION, KAISER
                      ALUMINUM & CHEMICAL CORPORATION AND MAXXAM GROUP
                      HOLDINGS INC.........................................................................C-1

EXHIBIT D3            FORM OF RESTRICTED STOCK AGREEMENT..................................................D3-1

                               SUMMARY TERM SHEET

     This summary highlights the most material information from this offer to purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should read carefully this entire offer to purchase and related letter of transmittal. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO PURCHASE?

     We are offering to purchase from our current employees and current directors all stock options issued pursuant to the plans that are outstanding as of the date of this tender offer, that are properly tendered and not validly withdrawn prior to the expiration date of the offer, and that are accepted by us, pursuant to the terms of the offer. (Page 8)

WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions. (Pages 8-10)

HOW MUCH WILL WE PAY YOU FOR YOUR OPTIONS?

     We will pay for the options with shares of Kaiser common stock. All shares of Kaiser common stock issued to optionholders in this offer will be restricted stock, awarded pursuant to the terms of the 1997 Plan. Accordingly, these shares will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a new restricted stock agreement to be entered into between you and us, a form of which is attached as Exhibit D3 to this offer to purchase (the "restricted stock agreement"). If you tender all of the options outstanding for any of your option grants, you will receive the number of shares of restricted stock set forth in Schedule A for a tender of that entire option grant. If you tender one-half of any option grant, you will receive the number of shares set forth in Schedule A for a tender of one-half of that option grant. (Pages 10-12)

     The amount of restricted stock you will receive was determined based on our determination of the value of the option grants as of March 5, 2001. We valued the options using a Black-Scholes type of formula for option valuation. A Black-Scholes type of option valuation formula is a mathematical method of valuing a stock option. Some option grants subject to this offer (which we refer to here as "standard options") were granted at an exercise price per share equal to the "fair market value" of a share of Kaiser common stock on the date of grant, which means the average of the highest and lowest prices on the New York Stock Exchange for that date. Other option grants subject to this offer (which we refer to here as "premium price options") were granted at an exercise price per share which was greater than the "fair market value" of a share of Kaiser common stock on the date of grant. In computing the amount of restricted stock to be issued in exchange for premium price options, an adjustment has been made to treat each premium price option as if it had been issued as a standard option having a value equal to the value of the premium price option on its date of grant. As a consequence, the number of restricted shares to be issued for premium price options tendered will be greater than if the adjustment had not been made. (Pages 10-12)

     Any option not tendered or tendered only in part, whether it is a standard option or a premium price option, will (to the extent not tendered) continue as a standard option or a premium price option, respectively, unaffected by this offer, as described under "Acceptance for Purchase of Options and Payment of Purchase Price" on page 8.

     You are urged to obtain current market quotations for the Kaiser common stock.

ARE YOU REQUIRED TO TENDER ALL OF YOUR OPTIONS?

     No. Schedule A includes a list of the option grants that you received. With respect to each option grant, you may tender all, none or one-half of the options outstanding for such option grant. If you are tendering all of your options, you must check the corresponding box on the letter of transmittal. If you are tendering only a portion of your options, you must check the box indicating a partial tender and you must indicate in the letter of transmittal which option grants you are tendering and whether you are tendering all or one-half of each such option grant. If you tender one-half of an option grant that is not yet fully vested, the tendered portion of the option grant will be allocated among the vested and unvested portion of the option grant pro rata and, with respect to any unvested portion of the option grant, pro rata among options that would vest at different times. If you do not desire to tender any of your options, you are not required to take any action pursuant to this offer. (Page 8)

WHEN WILL YOU RECEIVE PAYMENT FOR YOUR PURCHASED OPTIONS?

     Assuming the conditions to the offer are satisfied, we will exchange the shares of restricted stock for the tendered options promptly following the expiration date of the offer. After the expiration date of the offer, we will forward to you a restricted stock agreement and stock power. You must properly execute the restricted stock agreement and stock power and return them to us. Upon our receipt of the executed restricted stock agreement and stock power, we will issue the restricted stock as provided in Section 1 of the restricted stock agreement. (Page 8)

WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

     The restricted stock you receive will vest in three equal annual installments on March 5, 2002, March 5, 2003 and March 5, 2004. Even if your options currently are vested, the restricted stock you receive will be subject to vesting over three years. (Pages 11-12). If you die or incur a Disability (as defined in the 1997 Plan) or if there is a Change in Control (for purposes of this offer to purchase, "Change in Control" has the meaning given in the restricted stock agreement) while you are an employee or a director, any of your then unvested restricted stock will vest immediately. (Page 12)

UNDER WHAT CIRCUMSTANCES WILL YOU FORFEIT THE
RESTRICTED STOCK YOU RECEIVE IN THIS TENDER OFFER?

     In general, if you cease to be either employed by Kaiser, KACC or a subsidiary or affiliate of Kaiser or KACC, or cease to be a member of the Board of Directors of Kaiser or KACC, before the date the restricted stock is fully vested, you will forfeit the unvested portions of the restricted stock received in this tender offer. However, a change in status from employee of Kaiser, KACC or a subsidiary or affiliate of Kaiser or KACC, to director of Kaiser or KACC or vice versa will not cause you to forfeit your restricted stock. Also, as described in the previous paragraph, if you cease to be an employee of Kaiser, KACC or a subsidiary or affiliate of Kaiser or KACC, or a Kaiser or KACC director due to your death or Disability or if there is a Change in Control while you are such an employee or director, your restricted stock will vest immediately rather than be forfeited.

     As described above, the shares of restricted stock you will receive vest in three annual installments, on March 5, 2002, March 5, 2003 and March 5, 2004. For example, you would lose all of your shares of restricted stock if you cease to be a director of Kaiser or KACC or employed by Kaiser or KACC or a subsidiary or affiliate of Kaiser or KACC before March 5, 2002, the first vesting date. If, however, you remain as a director or in our employment until any day after March 5, 2003 and before March 5, 2004, you would forfeit only one-third of the shares of restricted stock and would own unrestricted shares of common stock equal to two-thirds of the original grant of restricted stock. (Pages 11-12)

WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

     The restrictions on the restricted stock you will receive in this tender offer are contained in the restricted stock agreement, a form of which is attached as Exhibit D3 hereto. The restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. (Pages 11-12)

     You will not receive a stock certificate for the restricted stock until after the restricted stock has vested. Until then, the restricted stock will be held in our custody, together with any shares of stock or other securities of Kaiser which you may acquire in respect of the restricted stock (for example, due to a stock split, stock dividend, combination of shares or other change). Once the restricted stock has vested, the stock will no longer be subject to forfeiture and will be free of the terms, conditions and restrictions contained in the restricted stock agreement. You will then receive a certificate for the corresponding number of shares of Kaiser common stock. (Pages 11-12)

ARE YOU ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK BEFORE THE STOCK VESTS?

     Yes. You will have cash dividend, voting and other stockholder rights with respect to any restricted stock you receive in the offer as of the date we issue the restricted stock. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to the holders of Kaiser common stock. (Page 12)

WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO PAY YOU FOR YOUR OPTIONS?

     The restricted stock to be offered to optionholders will be issued under the 1997 Plan, irrespective of which plan the tendered options were issued under. The restricted stock will be drawn from the pool of common stock currently authorized for issuance under the 1997 Plan. All options purchased by us in the tender offer will be canceled. (Pages 8, 11-12, 19)

WHEN DOES THE OFFER EXPIRE? CAN WE EXTEND THE OFFER, AND IF SO, HOW WILL YOU BE NOTIFIED?

     The offer expires Thursday, May 24, 2001, at 5:00 p.m., Houston time, unless it is extended by us.

     We may extend the offer at any time but we cannot assure you that the offer will be extended or, if extended, for how long. (Pages 8, 20)

     If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Page 20)

HOW DO YOU TENDER YOUR OPTIONS?

     If you decide to tender any of your options, you must deliver to us a properly completed and duly executed letter of transmittal, the option agreement(s) evidencing the options being tendered and any other documents required by the letter of transmittal, at the address set forth on the back cover of this offer before 5:00 p.m. on Thursday, May 24, 2001, unless the offer is extended. (Page 8)

DURING WHAT PERIOD OF TIME CAN YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before 5:00 p.m. Houston time, on May 24, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the expiration of the offer. In addition, unless we accept your tendered options for purchase before 12:00 midnight, Houston time, on June 21, 2001, you may withdraw your tendered options at any time after June 21, 2001. To withdraw tendered options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Once withdrawn, you may re-tender options only by again following the delivery procedures described above. (Page 8)

DO WE AND OUR BOARDS OF DIRECTORS HAVE A RECOMMENDATION CONCERNING THE OFFER?

     No. Neither we nor our boards of directors make any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. You are urged to read the Annual Reports on Form 10-K of Kaiser and KACC for the year ended December 31, 2000, including, without limitation, the financial information included under the caption "Financial Statements and Supplemental Data" and the information discussed under the caption "Business -- Factors Affecting Future Performance" in the Annual Reports, in connection with making your decision whether to tender options.

ARE THERE OTHER CONSEQUENCES OF TENDERING OPTIONS?

     Yes. Kaiser and KACC plan to issue stock options as director compensation and are considering offering stock options to certain officers as part of their compensation, as they have done in the past. Kaiser and KACC do not intend to grant stock options to persons who participate in this offer for a period of at least six months after the consummation of this offer, with the exception of stock options which may be granted to directors of Kaiser or KACC as part of their compensation for service as such directors.

WILL YOU HAVE TO PAY TAXES IF WE PURCHASE YOUR OPTIONS IN THE OFFER?

     There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Upon vesting in the restricted stock and lapse of the terms, conditions and restrictions that apply to the restricted stock, you will be required to recognize taxable income in an amount equal to the fair market value of such restricted stock, determined on the date the shares are no longer restricted. We generally will be allowed a tax deduction for the amount of any taxable income recognized by you at the time such income is recognized. (Page 19)

     YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER. (Page 19)

WHO SHOULD YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you may contact:

     John Barneson
     Vice President and Chief Administrative Officer
     Kaiser Aluminum Corporation
     Kaiser Aluminum & Chemical Corporation
     5847 San Felipe, Suite 2600
     Houston, Texas 77057
     (telephone: (713) 267-3777)

WHY ARE WE MAKING THE OFFER?

     We believe that many of our outstanding options to purchase Kaiser common stock are not achieving the purpose for which they were intended. The options that we are offering to purchase have exercise prices ranging from approximately $4.34 to $14.25 per share, while the closing price of Kaiser common stock on April 20, 2001, as reported on the NYSE, was $3.35 per share. By making this offer to purchase to our current employees and current directors, we will provide an alternative performance incentive for these employees and directors in an attempt to enhance stockholder value. (Pages 5-7)

                           FORWARD-LOOKING STATEMENTS

     This offer to purchase and the information that is incorporated by reference in it contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this offer to purchase, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, among other things, general economic, business, and regulatory conditions, competition, federal and state regulations, availability and terms and use of capital. Some or all of the factors are beyond our control.

                                  INTRODUCTION

     Kaiser Aluminum Corporation, a Delaware corporation ("Kaiser"), and Kaiser Aluminum & Chemical Corporation, a Delaware corporation ("KACC") (which is a wholly-owned subsidiary of Kaiser), hereby offer to purchase outstanding options to purchase shares of Kaiser common stock, $.01 par value per share, that were issued to Kaiser's or KACC's current employees and current directors (the "options") under the Kaiser 1993 Omnibus Stock Incentive Plan (the "1993 Plan") or the Kaiser 1997 Omnibus Stock Incentive Plan (the "1997 Plan") (collectively, the 1993 Plan and the 1997 Plan are referred to as the "plans"). The purchase price of each option tendered will be paid in Kaiser common stock, which will be issued as "restricted stock" under the terms of the 1997 Plan. As restricted stock issued pursuant to the 1997 Plan and the terms of a new restricted stock agreement between each tendering optionholder and us, these shares will be subject to forfeiture and other restrictions until they vest. See Section 8. Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this "offer to purchase" and the related letter of transmittal, together with any amendments or supplements, as the "offer."

     We are offering to purchase all of the options that are outstanding as of the date of this tender offer that were issued under the plans to persons who are current employees or current directors of Kaiser or KACC, that are properly tendered and not validly withdrawn prior to the expiration date of the offer, and that are accepted by us pursuant to the terms of the offer. All options properly tendered and not validly withdrawn will be purchased at the purchase price, subject to the terms and the conditions of the offer. You may tender all, one-half or none of the options that are outstanding for each of your option grants. Schedule A to this offer to purchase sets forth the number of shares of restricted stock you will receive in exchange for the options that are outstanding for each option grant that you choose to tender. If you are tendering all of your options, you must check the corresponding box on the letter of transmittal. To tender less than all of your options, you must check the box on the letter of transmittal indicating a partial tender and you must indicate on the letter of transmittal which option grants you wish to tender and whether you wish to tender all or one-half of each of those option grants. If you tender all of the options outstanding for any of your option grants, you will receive the total number of shares of restricted stock set forth in Schedule A for a tender of that entire option grant. If you tender one-half of any of your option grants, you will receive the number of shares of restricted stock set forth in Schedule A for a tender of one-half of that option grant. If you do not desire to tender any of your options, you are not required to take any action pursuant to this offer. See Section 5.

     The restricted stock issued in exchange for tendered options will be issued under the 1997 Plan. Regardless of the current vesting schedule of your options, the restricted stock you receive for tendered options will vest in three equal annual installments on March 5, 2002, March 5, 2003 and March 5, 2004, assuming you meet the requirements for vesting specified in the restricted stock agreement. As a result, if you elect to tender all or a portion of your options, you will receive unvested restricted stock that will vest according to a new vesting schedule in exchange for the options, including vested options, that you tender. See Section 8.

     NEITHER WE NOR OUR RESPECTIVE BOARDS OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS. YOU ARE URGED TO READ THE ANNUAL REPORTS ON FORM 10-K OF KAISER AND KACC FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING, WITHOUT LIMITATION, THE FINANCIAL INFORMATION INCLUDED UNDER THE CAPTION "FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA" AND THE INFORMATION DISCUSSED UNDER THE CAPTION "BUSINESS --

FACTORS AFFECTING FUTURE PERFORMANCE" IN THE ANNUAL REPORTS, IN CONNECTION WITH MAKING YOUR DECISION WHETHER TO TENDER OPTIONS.

     Kaiser common stock is listed and principally traded on the New York Stock Exchange under the symbol "KLU." On April 20, 2001, the closing price of Kaiser common stock was $3.35 per share. As of April 20, 2001, there were 79,635,776 shares of Kaiser common stock outstanding. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR KAISER ALUMINUM CORPORATION COMMON STOCK. SEE SECTION 7.

     All options purchased by us in the tender offer will be canceled.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the offer, we will purchase from Kaiser's or KACC's current employees and current directors all options to purchase shares of Kaiser common stock that are properly tendered (and not validly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below). This offer also is subject to other conditions. See Section 6. We will accept tenders of all or one-half of the options that are outstanding for any option grant. See Section 5 for a description of the manner in which a tender of less than your total number of options (a "partial tender") will be accepted. The term "Expiration Date" means 5:00 p.m., Houston time, on Thursday May 24, 2001, unless and until we, in our sole discretion, shall have extended the period of time during which the offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the offer.

     If your options are properly tendered and accepted for purchase, your options will be purchased in exchange for shares of Kaiser common stock, subject to the terms and conditions of the offer. All shares of Kaiser common stock paid to optionholders pursuant to this offer will be restricted stock subject to the vesting schedule set forth in a new restricted stock agreement between you and us. See Section 8. If you tender all of the options outstanding for any of your option grants, you will receive the number of shares of restricted stock set forth in Schedule A for a tender of that entire option grant. If you tender one-half of any option grant, you will receive the number of shares set forth in Schedule A for a tender of one-half of that option grant. See Section 5.

     The offer will be extended until the expiration of ten business days from the date of publication of notice if:

     (a) we increase or decrease the amount of consideration to be paid for the options or we increase or decrease the number of subject options being sought in the offer and, in the event of an increase in the number of subject options being sought, such increase exceeds 2% of the outstanding subject options, and

     (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Houston time.

2.   PURPOSE OF THE OFFER.

     We believe that many of our outstanding options are not achieving the purpose for which they were intended. The options that we are offering to purchase have exercise prices ranging from $4.34 to $14.25 per share while the closing price of Kaiser common stock on April 20, 2001, as reported on the NYSE, was $3.35 per share. By making this offer to purchase to our current employees and current directors, we will provide an alternative performance incentive for these employees and directors in an attempt to enhance stockholder value.

     Neither we nor our respective boards of directors make any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the offer to purchase and to consult your own investment and tax advisers. You must make your own decision whether to tender your options for purchase. You are urged to read the Annual Reports on Form 10-K of Kaiser and KACC for the year ended December 31, 2000, including, without limitation, the financial information included under the caption "Financial Statements and Supplemental Data" and the information discussed under the caption "Business -- Factors Affecting Future Performance" in the Annual Reports, in connection with making your decision whether to tender options.

3.   PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options. To validly tender your options pursuant to the offer, a properly completed and duly executed letter of transmittal, or facsimile thereof, and any other required documentation, including the option agreement(s) evidencing the options you are tendering, must be received by us at our address set forth on the back cover of this offer to purchase prior to the Expiration Date.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, OPTION AGREEMENT(S), AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTIONHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have either been cured by the tendering optionholder or waived by us. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR PURCHASE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Lost, Stolen, Destroyed or Mutilated Option Agreements Evidencing the Tendered Options. If your option agreement(s) evidencing the options to be tendered has been lost, stolen, destroyed or mutilated, you must complete the box captioned "Lost, Stolen, Destroyed or Mutilated Agreements" on the letter of transmittal, indicating the number of options subject to the lost, stolen, destroyed or mutilated option agreement(s). You must then contact us to ascertain the steps that must be taken to replace the option agreement(s) evidencing the options to be tendered. To avoid delay, you should contact immediately Richard Byrne, our Director, Executive Compensation and Retirement Plans, at (925) 242-4435.

4.   WITHDRAWAL RIGHTS.

     You may withdraw your tendered options only in accordance with the provisions of this Section 4.

     You may withdraw your tendered options at any time before 5:00 p.m. Houston time on Thursday, May 24, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the expiration of the offer. In addition, unless we accept your tendered options for purchase before 12:00 midnight, Houston time, on Thursday, June 21, 2001, you may withdraw your tendered options at any time after Thursday,

June 21, 2001. To withdraw tendered options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless such withdrawn options are properly re-tendered prior to the Expiration Date by following the procedures described in Section 3.

     Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal nor will anyone incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding.

5.   ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of this offer to purchase and as promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) options properly tendered and not validly withdrawn prior to the Expiration Date. If your options are properly tendered and are accepted for payment, you will receive a restricted stock agreement and the stock power promptly after the Expiration Date. You must properly execute and return the restricted stock agreement and the stock power to us. Upon our receipt of the executed restricted stock agreement and the stock power, we will issue the restricted stock as provided in Section 1 of the restricted stock agreement.

     If you tender all of the options outstanding for any of your option grants, you will receive the number of shares of restricted stock set forth in Schedule A for a tender of that entire option grant. If you tender one-half of any option grant, you will receive the number of shares set forth in Schedule A for a tender of one-half of that option grant. The restricted stock agreement will be for the number of shares of restricted stock that you receive in exchange for all of the options that you tender.

     If you wish to make a partial tender of your options, you must indicate in the letter of transmittal each of the specific option grants that you are tendering and whether you are tendering all or one-half of any such option grant. If you tender one-half of an option grant that is not yet fully vested, the tendered portion of the option grant will be allocated among the vested and unvested portion of the option grant pro rata and, with respect to any unvested portion of the option grant, pro rata among options that would vest at different times. If we accept for purchase your partial tender, a new option agreement evidencing your remaining options will be forwarded to you.

     For example, assume that on January 1, 1999 you received an option grant to purchase 1,000 shares of common stock, which is now vested and exercisable with respect to 500 shares, with an additional 250 shares becoming exercisable on January 1, 2002 and 250 shares becoming exercisable on January 1, 2003. You may elect not to tender the option grant, or you may tender either all or one-half of the options that are outstanding under the option grant. If you elect to tender one-half of the option grant, after the tender you will hold an option to purchase 500 shares plus you will receive shares of restricted stock in exchange for the tendered options. In this example, your tender will apply to 250 vested shares and 250 non-vested shares. You would receive restricted stock in exchange for the tendered options plus a new option agreement evidencing that you have an option to purchase 500 shares, comprised of 250 vested shares and 250 unvested shares, of which 125 unvested shares will become vested on January 1, 2002 and 125 unvested shares will become vested on January 1, 2003.

     For purposes of the offer, we will be deemed to have accepted for payment options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for payment of such options, which may be by press release.

6.   CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept for payment or make any payment for any options tendered and we may terminate or amend the offer or postpone the acceptance for payment of or the payment for any options tendered, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after April 26, 2001 and prior to the time of payment for any such options (whether any options have previously been accepted for payment pursuant to the offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event or events makes it inadvisable to proceed with the offer or with such acceptance for payment or payment:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some or all of the options pursuant to the offer, the payment for such options, or otherwise relates in any manner to the offer; or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Kaiser Aluminum Corporation and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of Kaiser Aluminum Corporation and its subsidiaries or materially impair the contemplated benefits of the offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Kaiser Aluminum Corporation or any of its subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer; (ii) delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the options; (iii) materially impair the contemplated benefits of the offer to us; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Kaiser Aluminum Corporation and its subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of Kaiser Aluminum Corporation or any of its subsidiaries;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
          (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares of Kaiser Aluminum Corporation common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business of Kaiser Aluminum Corporation, or the condition (financial or other), operations or prospects of Kaiser Aluminum Corporation or on the trading in the common stock of Kaiser Aluminum Corporation; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business of Kaiser Aluminum Corporation or the condition (financial or other), operations or prospects of Kaiser Aluminum Corporation or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on April 25, 2001;

     (d) a tender or exchange offer with respect to some or all of the common stock of Kaiser Aluminum Corporation, or a merger or acquisition proposal for Kaiser Aluminum Corporation, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or "group" (within the meaning of

          Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock of Kaiser Aluminum Corporation, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock of Kaiser Aluminum Corporation (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 25,
          2001); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 25, 2001, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or
          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire Kaiser Aluminum Corporation or any of its respective assets or securities; or

     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Kaiser Aluminum Corporation that, in our reasonable judgment, is or may be material to Kaiser Aluminum Corporation or its subsidiaries.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the time we accept options for payment. We may waive them, in whole or in part, at any time and from time to time prior to the time we accept options for payment, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.   PRICE RANGE OF THE COMMON STOCK.

     Kaiser Aluminum Corporation common stock is traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low trading prices per share of Kaiser common stock:

                                              HIGH       LOW
                                             ------     ------

2001 QUARTER ENDED
March 31, 2001 .........................     $ 4.44     $ 3.23
2000 QUARTER ENDED
December 31, 2000 ......................       5.94       3.50
September 30, 2000 .....................       6.06       3.50
June 30, 2000 ..........................       5.13       2.94
March 31, 2000 .........................       8.88       4.13
1999 QUARTER ENDED
December 31, 1999 ......................       8.25       6.00
September 30, 1999 .....................       9.69       6.63
June 30, 1999 ..........................      10.13       5.00
March 31, 1999 .........................       6.94       4.75

     As of April 20, 2001, the closing price of Kaiser common stock, as reported on the NYSE, was $3.35 per share.

YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR KAISER COMMON STOCK.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AWARD.

     Consideration. Assuming we purchase all of the outstanding options from current employees and current directors of Kaiser and KACC pursuant to the offer (which options cover an aggregate of 3,991,526 shares of Kaiser common stock), the aggregate amount of restricted stock we will issue to optionholders will be 1,168,330 shares.

     The number of shares of restricted stock that we will issue in exchange for each option grant that is tendered pursuant to the offer is intended to be equivalent in value, as of March 5, 2001, to that option grant. We valued the options using a Black-Scholes type of formula for option valuation. A Black-Scholes type of option valuation formula is a mathematical method of valuing a stock option. In performing the valuation, we took into account the following six factors, the first four of which are the same for all option grants and the last two of which relate to the specific option grant:

     o    The market price of Kaiser common stock on March 5, 2001.

     o The calculated volatility of Kaiser common stock, based on weekly price data for the three-year period ended on March 2, 2001.

     o The risk-free rate of return based on U.S. Treasury strip rates for the remaining term of the options.

     o The dividend yield on Kaiser common stock for the three-year period ended on March 2, 2001.

     o The original exercise price of the option grant, except that, as discussed below, for premium price options, we utilized the fair market value of Kaiser common stock on the date of the grant instead of the original exercise price.

     o The length of time remaining from March 5, 2001 until the date of expiration of the stock option.

     Premium Price Options. Some option grants subject to this offer (which we refer to here as "standard options") were granted at an exercise price per share equal to the "fair market value" of a share of Kaiser common stock on the date of grant, which means the average of the highest and lowest prices on the New York Stock Exchange for that date. Other option grants subject to this offer (which we refer to here as "premium price options") were granted at an exercise price per share which was greater than the "fair market value" of a share of Kaiser common stock on the date of grant. In computing the amount of restricted stock to be issued in exchange for premium price options, an adjustment has been made to treat each premium price option as if it had been issued as a standard option having a value equal to the value of the premium price option on its date of grant. As a consequence, the number of restricted shares to be issued for premium price options tendered will be greater than if the adjustment had not been made.

     The value of each option grant (whether standard or premium price) was divided by $3.525, which was the fair market value of Kaiser common stock on March 5, 2001, and the result is equal to the number of shares of restricted stock that you will receive if you tender all of the options outstanding for the option grant. If the result would have included a fractional number of shares, the number of shares of restricted stock was rounded up for fractional shares of one-half share or greater and was rounded down for fractional shares less than one-half share. If you tender one half of an option grant, you will receive one half of the number of shares of restricted stock determined above, as set forth in Schedule A hereto.

     Terms of Restricted Stock. The restricted stock will be issued pursuant to the 1997 Plan.

     Our statements concerning the plans and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plans and the restricted stock agreement between you and us. The form of restricted stock agreement is attached as Exhibit D3 to this offer to purchase (the "restricted stock agreement"). Please contact us at the address and telephone number on the back cover of this offer to purchase to receive copies of the plans. Copies will be furnished promptly at our expense.

     The shares of restricted stock you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the restrictions lapse (at which time the shares "vest") under the terms of the restricted stock agreement. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution.

     The shares of restricted stock will vest in three equal annual installments on March 5, 2002, March 5, 2003 and March 5, 2004, assuming you are still an employee of Kaiser, KACC or a subsidiary or affiliate of Kaiser or KACC, or a member of the Board of Directors of Kaiser or KACC on each such vesting date. Prior to vesting, your restricted stock will be subject to forfeiture if you cease to be either employed by Kaiser or KACC or a subsidiary or affiliate of Kaiser or KACC or a member of the Board of Directors of Kaiser or KACC for any reason other than your Disability (as defined in the 1997 Plan), or death. In the event of your death or Disability, all unvested shares of restricted stock will vest. However, a change in your status from that of employee to Board member or vice versa will not cause the forfeiture of the restricted stock.

     All of your unvested restricted stock awards will vest upon a "Change in Control" that occurs while you are a director of Kaiser or KACC, or an employee of Kaiser or KACC or a subsidiary or affiliate of Kaiser or KACC. For this purpose, "Change in Control" means (a) the sale, lease, conveyance, or other disposition of all or substantially all of the assets of either Kaiser or KACC as an entirety or substantially as an entirety to any person, entity, or group of persons acting in concert other than in the ordinary course of business; (b) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of Kaiser or KACC, except if such person is (i) a subsidiary of Kaiser, or (ii) an employee stock ownership plan for employees of Kaiser or KACC, or (iii) a company formed to hold Kaiser's or KACC's common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all of the shareholders of Kaiser or KACC, respectively; or (c) a change in the composition of Kaiser's or KACC's Board of Directors over a period of thirty-six (36) consecutive months or less, such that a majority of the then current Board members of either company ceases to be comprised of individuals who either (x) have been Board members continuously since the beginning of such period, or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time such election or nomination was approved by the Board.

     You will not receive a stock certificate for the restricted stock until after the restricted stock vests. Until then, the restricted stock will be held in our custody, together with any shares of stock or other securities of Kaiser which you may acquire in respect of the restricted stock (for example, due to a stock split, stock dividend, combination of shares or certain other changes). Your award of restricted stock will be evidenced by the restricted stock agreement between you and us. On each vesting date, if you are still employed by us or are one of our directors (or subsequent to your Death or Disability), you will receive a certificate for the number of shares of common stock corresponding to one-third of your original award of restricted stock (and, if applicable, any other securities that you acquired in respect of those shares of restricted stock).

     You will have cash dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock (even if not yet vested) that you receive in the offer as of the date we issue the restricted stock as provided in Section 1 of the restricted stock agreement. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to holders of Kaiser common stock.

9.   CERTAIN INFORMATION ABOUT US.

GENERAL

     Kaiser Aluminum & Chemical Corporation, a Delaware corporation organized in 1940, is a direct subsidiary of Kaiser Aluminum Corporation and an indirect subsidiary of MAXXAM Inc. ("MAXXAM"). Kaiser Aluminum Corporation owns all of Kaiser Aluminum & Chemical Corporation's Common Stock, and MAXXAM Inc. and one of its wholly-owned subsidiaries, MAXXAM Group Holdings Inc. ("MAXXAM Group") together own approximately 63% of Kaiser Aluminum Corporation's Common Stock, with the remaining approximately 37% publicly held. Kaiser Aluminum & Chemical Corporation operates in all principal aspects of the aluminum industry - the mining of bauxite, the refining of bauxite into alumina, the production of primary aluminum from alumina, and the manufacture of fabricated (including semi-fabricated) aluminum products. In addition to the production utilized by Kaiser Aluminum & Chemical Corporation in its operations, Kaiser Aluminum & Chemical Corporation sells significant amounts of alumina and primary aluminum in domestic and international markets.

     We maintain our executive offices at 5847 San Felipe, Suite 2600, Houston, Texas 77057. Our telephone number is (713) 267-3777.

     Consistent with its previously disclosed strategy, KACC is considering the possible sale of part or all of its interest in certain operating assets. The contemplated transactions are in various stages of development. KACC expects that at least one operating asset will be sold; however, it is unlikely that KACC will consummate all of the transactions under consideration. There can be no assurance as to the likelihood, timing, or terms of such transactions. The consummation of any such transactions will be dependent upon a number of factors, such as negotiation of definitive documentation, diligence investigations, certain lender approvals, and/or antitrust clearances. KACC would expect to use the proceeds from any such transactions for debt reduction, capital spending or some combination thereof.

     KACC's credit agreement, dated as of February 15, 1994, as amended (the "Credit Agreement"), expires in August 2001. It is KACC's intention to extend or replace the Credit Agreement prior to its expiration. However, in order for the Credit Agreement to be extended, on a short-term basis, beyond August 2001, KACC is required to have a plan to mitigate the $225 million of its 9-7/8% Senior Notes due 2002 (the "9-7/8% Senior Notes"), and for the Credit Agreement to be extended past February 2003, both the 9-7/8% Senior Notes and KACC's 12-3/4% Senior Subordinated Notes due 2003 will have to be retired and/or refinanced. KACC may purchase, in open market transactions or otherwise, up to $50 million of its 9-7/8% Senior Notes, and KACC has obtained the required approval of its Credit Agreement lenders for such purchases. As of February 28, 2001, KACC had purchased approximately $1.0 million of 9-7/8% Senior Notes.

     Kaiser and KACC plan to issue stock options as director compensation and are considering offering stock options to certain officers as part of their compensation, as they have done in the past. Kaiser and KACC do not intend to grant stock options to persons who participate in this offer for a period of at least six months after the consummation of this offer, with the exception of stock options which may be granted to directors of Kaiser or KACC as part of their compensation for service as such directors.

     Subject to the foregoing, and to matters disclosed in our Annual Reports on Form 10-K, and except as otherwise disclosed in this offer to purchase, we presently have no plans or proposals that relate to or would result in:

     (a) the acquisition by any person of any of Kaiser's securities or the disposition of any of Kaiser's securities;

     (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving Kaiser or any of its subsidiaries, other than the merger or liquidation from time to time of inactive or unnecessary subsidiaries;

     (c) a purchase, sale or transfer of a material amount of assets of Kaiser or any of its subsidiaries;

     (d) any change in Kaiser's present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on Kaiser's Board of Directors or to change any material term of the employment contract of any executive officer;

     (e) any material change in Kaiser's present dividend rate or policy, or Kaiser's indebtedness or capitalization;

     (f)  any other material change in Kaiser's corporate structure or business;

     (g) any change in Kaiser's Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of Kaiser;

     (h) a class of equity securities of Kaiser being delisted from a national securities exchange;

     (i) a class of Kaiser's equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 ("Securities Exchange Act"); or

     (j)  the suspension of Kaiser's obligation to file reports pursuant to
          Section 15(d) of the Securities Exchange Act.

CERTAIN FINANCIAL INFORMATION

     Set forth below is selected summary historical consolidated financial information of Kaiser Aluminum Corporation. The historical financial information has been derived from Kaiser Aluminum Corporation's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2000 on pages 27 to 62. The financial information included in the annual reports on Forms 10-K for Kaiser and KACC for the year ended December 31, 2000 under the caption "Financial Statements and Supplemental Data" and the information discussed under the caption "Business -- Factors Affecting Future Performance" are incorporated herein by reference, and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under "Additional Information."

   Kaiser Aluminum Corporation Summary Historical Consolidated Financial Data

     The following summary historical consolidated financial data of Kaiser should be read in conjunction with Kaiser's consolidated financial statements, which are included in Kaiser's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated herein by reference. The summary consolidated financial statements as of and for the years ended December 31, 2000 and 1999 are derived from Kaiser's consolidated financial statements which have been audited by independent public accountants. (In millions of dollars, except per share and ratio amounts.)

                                                 Year Ended
                                                December 31,
                                          ------------------------
                                            2000            1999
                                          ---------      ---------

OPERATING DATA:
Net sales                                 $ 2,169.8      $ 2,083.6
Cost of products sold                       1,891.4        1,893.5
Gross profit                                  278.4          190.1
Depreciation and amortization                  76.9           89.5
Selling, administrative, research and
  development and general                     104.1          105.4
Labor settlement charge and other
  Non-recurring items, net(1)                 (41.9)          24.1
Operating income (loss)                       139.3          (28.9)
Interest expense                              109.6          110.1
Income (loss) before income taxes and
  minority interests                           25.4          (89.9)
Net income (loss)                         $    16.8      $   (54.1)
Earnings (loss) per share:
  Basic/Diluted                           $    0.21      $   (0.68)

                                                  December 31,
                                             -----------------------
                                               2000          1999
                                             ---------     ---------

BALANCE SHEET DATA (AT PERIOD END):
Current assets                               $ 1,012.1     $   973.9
Non-current assets                             2,331.0       2,224.9
Total assets                                   3,343.1       3,198.8
Current maturities of long-term debt(2)           31.6           0.3
Current liabilities                              841.4         637.9
Long-term debt, less current portion(2)          957.8         972.5
Non-current liabilities                        2,318.4       2,377.9
Minority interests                               101.1         117.7
Stockholders' equity                              82.2          65.3

OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(3)(4)          1.2x            --
EBITDA(5)                                    $   170.0     $   133.8
Ratio of EBITDA to interest expense               1.6x          1.2x
Capital expenditures                         $   296.5     $    68.4
Book value per common share(6)               $    1.03           n/a

(1) See Notes 5 and 6 of Notes to Consolidated Financial Statements in Kaiser's Annual Report for the year ended December 31, 2000 for complete discussions of the labor settlement charge and other non-recurring items, net.

(2) KACC has significant near-term maturities. KACC's ability to make payments on and refinance its debt depends on its ability to generate cash in the future. In addition to being impacted by power sales and normal operating items, Kaiser's and KACC's near-term liquidity and cash flows will also be affected by the Gramercy incident, net payments for asbestos-related liabilities and possible proceeds from asset dispositions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Activities and Liquidity" in Kaiser's Annual Report for the year ended December 31, 2000 for a discussion of these matters.

(3) The ratio of earnings to fixed charges is calculated by dividing total earnings by total fixed charges. For this purpose, "earnings" means the sum of
(a) income (loss) before cumulative effect of change in accounting principle,
(b) consolidated provision for income taxes, (c) undistributed (earnings) losses of unconsolidated affiliates, (d) the minority share of the pretax income (loss) of consolidated subsidiaries that have fixed charges, (e) fixed charges and (f) previously capitalized interest charged to depreciation and amortization expense minus (g) the equity in losses of unconsolidated affiliates where we have guaranteed our affiliates' debt. For this purpose, "fixed charges" means the sum of (a) interest included in rental expense, (b) amortized capitalized expenses related to indebtedness, (c) an estimate of the interest included in rental expense, (d) preferred stock dividends of majority-owned subsidiaries and 50% owned entities and (e) a proportionate share of interest expense that relates to the guaranteed debt of unconsolidated affiliates.

(4) For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $98.7 million.

(5) EBITDA means income (loss) before income taxes and minority interests plus interest expense, depreciation and amortization and labor settlement charge and other non-nonrecurring operating items, net. EBITDA is not intended to represent cash flow, an alternative to net income or any other measure of performance in accordance with generally accepted accounting principles; it is included here because management believes that certain investors find it a useful tool in the determination of an entity's ability to service debt.

(6) Book value per common share at December 31, 2000 was determined by dividing net assets by the number of shares of common stock outstanding at December 31, 2000.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of the directors and executive officers of KACC, Kaiser, MAXXAM and MAXXAM Group is attached to this offer to purchase as Schedule B.

     As of April 20, 2001, Kaiser's and KACC's directors and executive officers as a group (21 persons) beneficially owned options to purchase an aggregate of 3,645,751 shares of Kaiser common stock, representing approximately 91% of the total number of options to purchase Kaiser common stock that are subject to this offer, and the directors and executive officers of Kaiser and KACC as a group (21 persons) beneficially owned an aggregate of 519,026 shares of Kaiser common stock, representing approximately 6.5% of the total number of outstanding shares of Kaiser common stock that were issued and outstanding as of such date. As of April 20, 2001, MAXXAM directly owned an aggregate of 22,061,750 shares of Kaiser common stock, representing approximately 28% of the total number of shares of Kaiser common stock that were issued and outstanding as of such date, and MAXXAM Group owned an aggregate of 27,938,250 shares of Kaiser common stock, representing approximately 35% of the total number of shares of Kaiser common stock that were issued and outstanding as of such date. Neither MAXXAM nor MAXXAM Group nor any majority owned subsidiary nor associate of Kaiser, KACC, MAXXAM, or MAXXAM Group owns any options to purchase shares of Kaiser common stock. Other than MAXXAM and MAXXAM Group, no majority owned subsidiary or associate of Kaiser, KACC, MAXXAM or MAXXAM Group owns shares of Kaiser common stock.

     The names and addresses of the principal subsidiaries of Kaiser, KACC, MAXXAM and MAXXAM Group are listed on Schedule C hereto.

     Other than as discussed in this paragraph, based upon our records and upon information provided to us by the directors and executive officers of Kaiser, KACC, MAXXAM and MAXXAM Group, neither of Kaiser, KACC, MAXXAM, MAXXAM Group nor any of their respective directors and executive officers nor any of the associates or majority-owned subsidiaries of Kaiser or KACC, nor any executive officer or director of any subsidiary of Kaiser or KACC, to the best of our knowledge, has effected any transactions in the options to purchase shares of Kaiser common stock or in the common stock of Kaiser during the 60 days prior to the date hereof. Raymond J. Milchovich, the President and Chief Executive Officer of Kaiser and KACC, received grants of 13,281 shares of Kaiser common stock on each of February 21, 2001 and April 10, 2001.

     Except for outstanding options to purchase common stock of Kaiser and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the plans, and except as set forth in this offer to purchase, neither KACC nor Kaiser, nor any person controlling KACC or Kaiser, nor to our knowledge, any of KACC's or Kaiser's directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of the securities of Kaiser (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     The following table sets forth the beneficial ownership of options to purchase Kaiser common stock and the beneficial ownership of Kaiser common stock by each of the current officers and current directors of Kaiser, KACC, MAXXAM and MAXXAM Group as of April 20, 2001:

                                                                                                      Percentage of
                                                                                                      Total Kaiser
                                                           Percentage of Total                        Common Stock
                                                           Options Subject to                         Outstanding
                                       Number of Options   this Offer (3,991,526   Number of Shares   (79,635,776
Name of Beneficial Owners and          to Purchase         shares as of            of Kaiser Common   shares as of
Titles for Relevant Entity             Common Stock        April 20, 2001) (1)     Stock              April 20, 2001)
-----------------------------          -----------------   ---------------------   ----------------   ---------------

Robert J. Cruikshank - Director           10,070                    *                    2,000               *
of Kaiser, KACC and MAXXAM

James T. Hackett - Director of             2,858                    *                      -0-               *
Kaiser, KACC

George T. Haymaker, Jr. -                755,700                 18.9%                  84,575               *
Director and Chairman of Kaiser,
KACC

Charles E. Hurwitz - Director of         250,000                  6.3%                     -0-               *
Kaiser; Director and Vice
Chairman of KACC; Director,
Chairman and Chief Executive
Officer of MAXXAM and
MAXXAM Group
                                                                    *
Ezra G. Levin - Director of               10,070                                           -0-               *
Kaiser, KACC and MAXXAM

Raymond J. Milchovich -                1,392,200                 34.9%                 119,799               *
Director, President and CEO of
Kaiser and KACC
                                                                    *
James D. Woods - Director of               6,216                                         5,000               *
Kaiser and KACC

John Barneson - Vice President           123,700                  3.1%                  10,700               *
and Chief Administrative Officer
of Kaiser and KACC

Joseph A. Bonn - Vice President,         171,690                  4.3%                  61,154               *
Commodities Marketing,
Corporate Planning and
Development of Kaiser and
KACC

James L. Chapman - Vice                    2,460                    *                   24,476               *
President of Primary Aluminum
Operations of KACC

Robert E. Cole - Vice President,           9,460                    *                    6,085               *
Government Affairs of KACC;
Vice President - Federal
Government Affairs of
MAXXAM

J. Kent Friedman - Senior Vice           167,000                  4.2%                     -0-               *
President and General Counsel of
Kaiser and KACC; Director, Vice
Chairman and General Counsel of
MAXXAM; Director and General
Counsel of MAXXAM Group

Jack A. Hockema - Executive               28,184                    *                      -0-               *
Vice President of Kaiser;
Executive Vice President, and
President of Kaiser Fabricated
Products of KACC

Edward A. Kaplan - Vice                   25,355                    *                    6,067               *
President of Taxes of Kaiser and
KACC; Assistant Secretary of
MAXXAM and MAXXAM
Group

John T. La Duc - Executive Vice          477,950                 12.0%                 135,815               *
President and Chief Financial
Officer of Kaiser and KACC;
Senior Vice President of
MAXXAM; Director and Vice
President of MAXXAM Group

W. Scott Lamb - Vice President,           22,145                    *                    1,923               *
Investor Relations and Corporate
Communications of Kaiser and
KACC

Daniel D. Maddox - Vice                   36,290                    *                    1,759               *
President and Controller of Kaiser
and KACC

John Wm. Niemand II - Secretary           31,242                    *                    3,709               *
of Kaiser and KACC

Ronald L. Reman - Vice                    17,689                    *                   35,000               *
President, Special Initiatives of
Kaiser and KACC; Vice President
of MAXXAM and MAXXAM
Group

Kris S. Vasan - Vice President,           64,395                  1.6%                  19,478               *
Strategic Risk Management of
Kaiser and KACC

Robert W. Warnock - Vice                  41,077                  1.0%                   1,486               *
President, Performance
Measurement and Analysis of
Kaiser and KACC

     *    Less than one percent

     (1) Options for 4,374,297 shares of Kaiser common stock were issued and outstanding as of April 20, 2001, of which 3,991,526 are subject to this offer.

11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER.

     Options that we acquire pursuant to the offer will be canceled.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of options and payment of restricted stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options or restricted stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept for payment and pay for options with restricted stock is subject to certain conditions. See Section 6.

13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal income tax consequences of the sale of options and issuance of restricted stock pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     General. There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Code. Upon vesting in the restricted stock and lapse of the terms, conditions and restrictions that apply to the restricted stock, you will be required to recognize taxable income in an amount equal to the fair market value of such restricted stock on the date the shares are no longer restricted. Your initial tax basis in the shares will equal the taxable income so recognized. Any gain or loss upon a subsequent disposition of the shares will be long-term or short-term capital gain or loss, depending on how long the shares are held. The federal tax rate applicable to any long-term capital gain will depend upon the holding period of the shares.

     A Section 83(b) election may be made and filed with the Internal Revenue Service within 30 days of the exchange. If you make a Section 83(b) election, you will be required to recognize taxable income at the time of the exchange (rather than when the restrictions lapse) in an amount equal to the fair market value of the restricted stock on such date, and your initial tax basis in the shares will be equal to the amount of taxable income recognized. However, having made the election, if you hold the restricted stock until after the shares vest and subsequently sell the shares of common stock issued upon vesting, the gain or loss will be taxed as capital gain or loss. If, upon making a Section 83(b) election, the restricted stock is subsequently forfeited, you are not entitled to a deduction for the loss.

     We will generally be allowed a tax deduction for the amount of any taxable income that you recognize at the time such income is recognized. Section 162(m) of the Code, however, may limit the deduction that can be claimed by us in certain circumstances.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any options by giving oral or written notice of such extension to the optionholders and making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, to terminate the offer and not accept for payment or pay for any options previously accepted for payment or paid for or, subject to applicable law, to postpone payment for options upon the occurrence of any of the conditions specified in
Section 6, by giving oral or written notice of such termination or postponement to the optionholders and making a public announcement thereof. Our reservation of the right to delay payment for options which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of options or by decreasing or increasing the number of options being sought in the offer).

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Houston time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to optionholders in a manner reasonably designed to inform optionholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

     (a) we increase or decrease the amount of consideration to be paid for the options or we increase or decrease the number of subject options being sought in the offer and, in the event of an increase in the number of subject options being sought, such increase exceeds 2% of the outstanding subject options, and

     (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then the offer will be extended until the expiration of such period of ten business days.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of options pursuant to this offer to purchase.

16.  ADDITIONAL INFORMATION

     We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports and other information with the Securities and Exchange Commission ("SEC") relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us, is required to be disclosed in proxy statements or other filed documents distributed to our stockholders and filed with the SEC.

     These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at:

          -    450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549;

          -    500 West Madison Street, Suite 1400, Chicago, Illinois
               60661-2511; and

          -    7 World Trade Center, Suite 1300, New York, New York 10048.

     Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We urge you to review the following materials which we have filed with the SEC prior to making a decision on whether to tender your options. The SEC file number for the documents of Kaiser is 1-9447. The SEC file number for the documents of KACC is 1-3605.

     (a) Kaiser Aluminum Corporation Annual Report on Form 10-K for the year ended December 31, 2000; and

     (b) Kaiser Aluminum & Chemical Corporation Annual Report on Form 10-K for the year ended December 31, 2000.

17.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 16 with respect to information concerning us.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL.

IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                                       KAISER ALUMINUM CORPORATION
                                       KAISER ALUMINUM & CHEMICAL CORPORATION

April 26, 2001

                                   SCHEDULE A

       FORM OF SCHEDULE OF OPTION GRANTS AND RESTRICTED STOCK INFORMATION

       KAC Stock Option Cancellation and Restricted Stock Award (RSA)(1)

                                                                     Stock Option
                                    ------------------------------------------------------------------------------
                                                   Expiration     @3/5/01 Yrs.       Actual       Shares Granted &     RSA # of
Name:                               Grant Date        Date       To Expiration     Grant Price     Outstanding(2)      Shares(3)
      --------------------------    ----------     ----------    -------------     -----------    ----------------     ---------
  100% Cancellation & Exchange
  Alternative
                                    ----------     ----------    -------------     -----------    ----------------     ---------
  50% Cancellation & Exchange
  Alternative
                                    ----------     ----------    -------------     -----------    ----------------     ---------

Notes:

1. If you decide to cancel any of your stock options, you may elect to cancel either 100% or 50% for each of your option grants listed above.

2. Actual number of option shares granted and outstanding for each stock option grant, that will be cancelled if the option cancellation for RSA shares is elected.

3. This is the number of shares of restricted stock to be granted if the election is made to cancel the stock options.

                                   SCHEDULE B

The directors and executive officers of Kaiser Aluminum Corporation and their positions and offices as of April 20, 2001 are set forth in the following table:

DIRECTORS

Robert J. Cruikshank                Director
James T. Hackett                    Director
George T. Haymaker, Jr.             Director
Charles E. Hurwitz                  Director
Ezra G. Levin                       Director
Raymond J. Milchovich               Director
James D. Woods                      Director

OFFICERS

George T. Haymaker, Jr.             Chairman of the Board
Raymond J. Milchovich               President and Chief Executive Officer
John T. La Duc                      Executive Vice President and Chief Financial Officer
Jack A. Hockema                     Executive Vice President
J. Kent Friedman                    Senior Vice President and General Counsel
John Barneson                       Vice President and Chief Administrative Officer
Joseph A. Bonn                      Vice President, Commodities Marketing, Corporate Planning and
                                    Development
Edward A. Kaplan                    Vice President of Taxes
W. Scott Lamb                       Vice President, Investor Relations and Corporate Communications
Daniel D. Maddox                    Vice President and Controller
Ronald L. Reman                     Vice President, Special Initiatives
Kris S. Vasan                       Vice President, Strategic Risk Management
Robert W. Warnock                   Vice President, Performance Measurement and Analysis
John Wm. Niemand II                 Secretary

The address of each director and executive officer is Kaiser Aluminum Corporation, 5847 San Felipe, Suite 2600, Houston, Texas 77057.

The directors and executive officers of Kaiser Aluminum & Chemical Corporation and their positions and offices as of April 20, 2001 are set forth in the following table:

DIRECTORS

Robert J. Cruikshank                Director
James T. Hackett                    Director
George T. Haymaker, Jr.             Director
Charles E. Hurwitz                  Director
Ezra G. Levin                       Director
Raymond J. Milchovich               Director
James D. Woods                      Director

OFFICERS

George T. Haymaker, Jr.             Chairman of the Board
Charles E. Hurwitz                  Vice Chairman
Raymond J. Milchovich               President and Chief Executive Officer
Jack A. Hockema                     Executive Vice President, and President of Kaiser Fabricated Products
John T. La Duc                      Executive Vice President and Chief Financial Officer
J. Kent Friedman                    Senior Vice President and General Counsel
John Barneson                       Vice President and Chief Administrative Officer
Joseph A. Bonn                      Vice President, Commodities Marketing, Corporate Planning and
                                    Development
James L. Chapman                    Vice President of Primary Aluminum Operations
Robert E. Cole                      Vice President, Government Affairs
Edward A. Kaplan                    Vice President of Taxes
W. Scott Lamb                       Vice President, Investor Relations and Corporate Communications
Daniel D. Maddox                    Vice President and Controller
Ronald L. Reman                     Vice President, Special Initiatives
Kris S. Vasan                       Vice President, Strategic Risk Management
Robert W. Warnock                   Vice President, Performance Measurement and Analysis
John Wm. Niemand II                 Secretary

The address of each director and executive officer is: Kaiser Aluminum & Chemical Corporation, 5847 San Felipe, Suite 2600, Houston, Texas 77057.

The directors and executive officers of MAXXAM Inc. and their positions and offices as of April 20, 2001 are set forth in the following table:

DIRECTORS

Robert J. Cruikshank                       Director
J. Kent Friedman                           Director
Michael J. Rosenthal                       Director
Charles E. Hurwitz                         Director
Ezra G. Levin                              Director
Stanley D. Rosenberg                       Director
Paul N. Schwartz                           Director

OFFICERS

Charles E. Hurwitz                         Chairman of the Board and Chief Executive Officer
Paul N. Schwartz                           President, Chief Financial Officer
J. Kent Friedman                           Vice Chairman of the Board, General Counsel
John T. La Duc                             Senior Vice President
Robert E. Cole                             Vice President-Federal Government Affairs
Diane M. Dudley                            Vice President and Chief Personnel Officer
Josh A. Reiss                              Vice President-Communications
Ronald L. Reman                            Vice President
Elizabeth D. Brumley                       Controller
Bernard L. Birkel                          Secretary

The address of each director and executive officer is: MAXXAM Inc., 5847 San Felipe, Suite 2600, Houston, Texas 77057.

The directors and executive officers of MAXXAM Group Holdings Inc. and their positions and offices as of April 20, 2001 are set forth in the following table:

DIRECTORS

J. Kent Friedman                    Director
Charles E. Hurwitz                  Director
John T. La Duc                      Director
Paul N. Schwartz                    Director

OFFICERS

Charles E. Hurwitz                  Chairman of the Board, President and Chief Executive Officer
John T. La Duc                      Vice President
Ronald L. Reman                     Vice President
Paul N. Schwartz                    Vice President and Chief Financial Officer
J. Kent Friedman                    General Counsel
Elizabeth D. Brumley                Controller
Bernard L. Birkel                   Secretary

The address of each director and executive officer is: MAXXAM Group Holdings Inc., 5847 San Felipe, Suite 2600, Houston, Texas 77057.

                                   SCHEDULE C

          Names and Addresses of Principal Subsidiaries of MAXXAM Inc.

                              Name                                                  Address
                              ----                                                  -------

ALUMINUM OPERATIONS
Alpart Jamaica Inc.                                               5847 San Felipe, Suite 2600, Houston, TX 77057
Alumina Partners of Jamaica (partnership)                         P.O. Box 529, Arabi, LA 70032
Anglesey Aluminium Limited                                        P.O. Box 4, Holyhead, Gwynedd, Wales LL65-24J
Kaiser Alumina Australia Corporation                              123 Eagle St., Brisbane, Australia 4001
Kaiser Aluminum Corporation                                       5847 San Felipe, Suite 2600, Houston, TX 77057
Kaiser Aluminium International, Inc.                              5847 San Felipe, Suite 2600, Houston, TX 77057
Kaiser Aluminum & Chemical Corporation                            5847 San Felipe, Suite 2600, Houston, TX 77057
Kaiser Aluminum & Chemical of Canada Limited                      3021 Gore Road, London, Ontario, Canada N6A 4C3
Kaiser Bauxite Company                                            5847 San Felipe, Suite 2600, Houston, TX 77057
Kaiser Bellwood Corporation                                       5847 San Felipe, Suite 2600, Houston, TX 77057
Kaiser Finance Corporation                                        5847 San Felipe, Suite 2600, Houston, TX 77057
Kaiser Jamaica Bauxite Company (partnership)                      Discovery Bay, Parish of Saint Ann, Jamaica
Kaiser Jamaica Corporation                                        5847 San Felipe, Suite 2600, Houston, TX 77057
Queensland Alumina Limited                                        Parsons Point, Gladstone QLD 4180 Australia
Volta Aluminium Company Limited                                   P.O. Box 625, Tema, Ghana
FOREST PRODUCTS OPERATIONS
Britt Lumber Co., Inc.                                            105 Alder Grove Rd., P.O. Box 248, Arcata, CA 95521
MAXXAM Group Inc.                                                 5847 San Felipe, Suite 2600, Houston, TX 77057
Salmon Creek LLC (limited liability company)                      125 Main St, Scotia, CA 95565
Scotia Pacific Company LLC (limited liability company)            125 Main St, Scotia, CA 95565
The Pacific Lumber Company                                        125 Main St, Scotia, CA 95565
REAL ESTATE OPERATIONS
Horizon Corporation                                               16838 E. Palisades Blvd., Fountain Hills, AZ 85268
MAXXAM Property Company                                           5847 San Felipe, Suite 2600, Houston, TX 77057
MCO Properties Inc.                                               16838 E. Palisades Blvd., Fountain Hills, AZ 85268
MCO Properties L.P. (limited partnership)                         5847 San Felipe, Suite 2600, Houston, TX 77057
Palmas del Mar Properties, Inc.                                   Road #3 KM 86.4, Rt. 906, Humacao, PR 00791
RACE PARK OPERATIONS
Sam Houston Race Park, Ltd. (limited partnership)                 7575 N. Sam Houston Parkway W., Houston, TX 77064
Valley Race Park Inc.                                             2601 S. Ed Carey Dr., Harlingen, TX 78552
OTHER
MAXXAM Group Holdings Inc.                                        5847 San Felipe, Suite 2600, Houston, TX 77057

     All of the companies under the heading "Aluminum Operations", except Kaiser Aluminum Corporation, are significant subsidiaries of Kaiser Aluminum Corporation.

     All of the companies under the heading "Aluminum Operations", except Kaiser Aluminum Corporation and Kaiser Aluminum & Chemical Corporation, are significant subsidiaries of Kaiser Aluminum & Chemical Corporation.

     The five companies listed above under the heading "Forest Products Operations" are significant subsidiaries of MAXXAM Group Holdings Inc.

================================================================================

                                OFFER TO PURCHASE

                  FROM CURRENT EMPLOYEES AND CURRENT DIRECTORS
    OF KAISER ALUMINUM CORPORATION AND KAISER ALUMINUM & CHEMICAL CORPORATION

                             ALL OUTSTANDING OPTIONS

                                       OF

                    KAISER ALUMINUM CORPORATION COMMON STOCK

                                   ----------

Any questions or requests for assistance or additional copies of any documents incorporated by reference into the prospectus may be directed to John Barneson, our Vice President and Chief Administrative Officer, at Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation, 5847 San Felipe, Suite 2600, Houston, Texas 77057, telephone (713) 267-3777.

                                   ----------

                                 April 26, 2001